NEWS RELEASE
Lumen Technologies, Inc. Reports fourth quarter 2020 results

Fourth Quarter 2020 Highlights
•Reported Net Loss of $2.289 billion for the fourth quarter 2020, compared to reported Net Income of $223 million for the fourth quarter 2019. Excluding Integration and Transformation Costs and Special Items, which included a non-cash goodwill impairment charge of $2.642 billion, Net Income was $522 million for the fourth quarter 2020, compared to $352 million for the fourth quarter 2019
•Diluted EPS was ($2.12) for the fourth quarter 2020, compared to $0.21 per share for the fourth quarter 2019. Excluding Integration and Transformation Costs and Special Items, Diluted EPS was $0.48 per share for the fourth quarter 2020, compared to $0.33 per share for the fourth quarter 2019
•Generated Adjusted EBITDA of $2.281 billion for the fourth quarter 2020, compared to $2.278 billion for the fourth quarter 2019, excluding Integration and Transformation Costs and Special Items of $198 million and $173 million, respectively
•Reported Net Cash Provided by Operating Activities of $1.682 billion for the fourth quarter 2020
•Generated Free Cash Flow of $1.004 billion for the fourth quarter 2020, compared to $1.022 billion, excluding cash paid for Integration and Transformation Costs and Special Items of $80 million and $53 million, respectively
•Achieved approximately $830 million of annualized run-rate Adjusted EBITDA cost transformation savings

Full Year 2020 Highlights
•Reported a Net Loss of $1.232 billion for the full year 2020, compared to a Net Loss of $5.269 billion for the full year 2019. Excluding Integration and Transformation Costs and Special Items, reported Net Income was $1.801 billion for the full year 2020 compared to $1.409 billion for the full year 2019
•Diluted EPS was ($1.14) for the full year 2020, compared to ($4.92) per share for the full year 2019. Excluding Integration and Transformation Costs and Special Items, Diluted EPS was $1.67 per share for the full year 2020, compared to $1.32 per share for the full year 2019
•Reported Net Cash Provided by Operating Activities of $6.524 billion for the full year 2020
•Adjusted EBITDA was $8.888 billion for the full year 2020, compared to $9.070 billion for the full year 2019, excluding Integration and Transformation Costs and Special Items
•Reported Free Cash Flow of $3.131 billion for the full year 2020, compared to $3.276 billion for the full year 2019, excluding cash paid for Integration and Transformation Costs and Special Items
•Reduced Net Debt by approximately $1.6 billion and reduced leverage to 3.6x Net-Debt-to-Adjusted EBITDA

DENVER, Feb. 10, 2021 — Lumen Technologies, Inc. (NYSE: LUMN) reported results for the fourth quarter ended Dec. 31, 2020.

“We made significant transformational progress in 2020, launching the Lumen platform to support our customers’ application and data needs for the 4th Industrial Revolution”, said Jeff Storey, president and CEO of Lumen. “We invested in our Edge Cloud capabilities, enhanced our customers’ digital experiences, and launched new platform-based solutions. These investments enabled us to improve our revenue growth trajectory and serve as the foundation for several new strategic partnerships. We are excited about the opportunity for growth in 2021 as we truly become the platform for amazing things.”

Total revenue was $5.125 billion for the fourth quarter 2020, compared to $5.306 billion for the fourth quarter 2019.

Financial Results

Metric	Fourth Quarter	Fourth Quarter	Full Year	Full Year
($ in millions, except per share data)	2020	2019(1)	2020	2019(1)
International and Global Accounts	$856	870	3,405	3,476
Enterprise	1,430	1,434	5,722	5,696
Small and Medium Business	618	665	2,557	2,727
Wholesale	922	983	3,777	4,042
Consumer	1,299	1,354	5,251	5,517
Total Revenue	$5,125	5,306	20,712	21,458
Cost of Services and Products	2,231	2,257	8,934	9,134
Selling, General and Administrative Expenses	866	992	3,464	3,715
Share-based Compensation Expenses	55	48	175	162
Adjusted EBITDA(2)	2,083	2,105	8,489	8,771
Adjusted EBITDA, Excluding Integration and Transformation Costs and Special Items(2)(3)	2,281	2,278	8,888	9,070
Adjusted EBITDA Margin(2)	40.6%	39.7%	41.0%	40.9%
Adjusted EBITDA Margin, Excluding Integration and Transformation Costs and Special Items(2)(3)	44.5%	42.9%	42.9%	42.3%
Net Cash Provided by Operating Activities	1,682	1,909	6,524	6,680
Capital Expenditures	758	940	3,729	3,628
Unlevered Cash Flow(2)	1,297	1,486	4,416	5,065
Unlevered Cash Flow, Excluding Cash Integration and Transformation Costs and Special Items(2)(4)	1,377	1,539	4,752	5,289
Free Cash Flow(2)	924	969	2,795	3,052
Free Cash Flow, Excluding Cash Integration and Transformation Costs and Special Items(2)(4)	1,004	1,022	3,131	3,276
Net (Loss) Income	(2,289)	223	(1,232)	(5,269)
Net Income, Excluding Integration and Transformation Costs and Special Items(5)	522	352	1,801	1,409
Net (Loss) Income per Common Share - Diluted	(2.12)	0.21	(1.14)	(4.92)
Net Income per Common Share - Diluted, Excluding Integration and Transformation Costs and Special Items(5)	0.48	0.33	1.67	1.32
Weighted Average Shares Outstanding (in millions) - Diluted	1,080.5	1,078.2	1,079.1	1,071.4

(1) Reflects certain reclassifications due to accounting changes made in the first quarter of 2020, which were announced in the company's 8-K report filed with the SEC on April 30, 2020.
(2) See the attached schedules for definitions of non-GAAP metrics, reconciliation to GAAP figures and further explanations of the adjustments referred to in notes 3, 4 and 5.
(3) Excludes Integration and Transformation Costs and Special Items in the amounts of (i) $198 million for the fourth quarter of 2020, (ii) $173 million for the fourth quarter of 2019, (ii) $399 million for the full year 2020, and (iv) $299 million for the full year 2019.

(4) Excludes cash paid for Integration and Transformation Costs and Special Items of (i) $80 million for the fourth quarter of 2020, (ii) $53 million for the fourth quarter of 2019, (iii) $336 million for the full year 2020, and (iv) $224 million for the full year 2019.

(5) Excludes Integration and Transformation Costs and Special Items (net of the income tax effect thereof) in the amounts of (i) $2.811 billion for the fourth quarter of 2020, (ii) $129 million for the fourth quarter of 2019, (iii) $3.033 billion for the full year 2020, and (iv) $6.678 billion for the full year 2019.

Revenue	Fourth Quarter	Third Quarter	QoQ Percent	Fourth Quarter	YoY Percent
($ in millions)	2020	2020	Change	2019	Change
By Business Segment
International and Global Accounts	$856	835	3%	870	(2)%
Enterprise	1,430	1,439	(1)%	1,434	—%
Small and Medium Business	618	635	(3)%	665	(7)%
Wholesale	922	949	(3)%	983	(6)%
Consumer	1,299	1,309	(1)%	1,354	(4)%
Total Revenue	$5,125	5,167	(1)%	5,306	(3)%

Cash Flow
Free Cash Flow, excluding Integration and Transformation Costs and Special Items, was $1.004 billion in the fourth quarter 2020, compared to $1.022 billion in the fourth quarter 2019.

As of Dec. 31, 2020, Lumen had cash and cash equivalents of $406 million.

Goodwill Impairment
Each year, the company is required under GAAP to undertake a goodwill impairment analysis of all its reporting units. The analysis compares the fair value of the equity for each of the reporting units to the carrying value of equity for each reporting unit. The analysis takes into account weighted average cost of capital and market multiples, along with the company’s forecasts. Based on this analysis, in the fourth quarter of 2020 the company recorded an aggregate $2.642 billion non-cash goodwill impairment across multiple reporting units.

2021 Reporting Changes
Segment and Sales Channel Reporting
The company is making changes to its segment and customer-facing sales channel reporting categories in 2021 to align with operational changes designed to better support its customers.

Beginning next quarter, the company will report two segments: Business and Mass Markets. The Business segment will include four sales channels: International & Global Accounts, Large Enterprise, Mid-Market Enterprise, and Wholesale. Mass Markets includes both Consumer and our Small Business Group (SBG).

For the Business and Mass Markets segments, proforma for these upcoming changes, fourth quarter 2020 revenue was:

Revenue	Proforma Fourth Quarter 2020
($ in millions)
By Sales Channel
International & Global Accounts	$1,033
Large Enterprise	986
Mid-Market Enterprise	716
Wholesale	930
Business Segment	$3,665
Mass Markets Segment	1,460
Total Revenue	$5,125

Product Category Reporting
Additionally, beginning next quarter the company is making changes to the product category reporting to better reflect product life cycles and the company's go to market approach. These changes include both the creation of new product categories and the realignment of products and services within previously reported product categories.

For Business segment revenue, the company will report the following product categories: Compute & Application Services, IP & Data Services, Fiber Infrastructure Services and Voice & Other.

Proforma for these upcoming changes, fourth quarter 2020 product categories for the Business Segment were:

Business	Proforma Fourth Quarter 2020
By Product Category
($ in millions)
Compute & Application Services	$454
IP & Data Services	1,588
Fiber Infrastructure Services	575
Voice & Other	1,048
Total Revenue	$3,665

For Mass Markets segment revenue, the company will report in the following product categories: Consumer Broadband, Small Business Group (SBG) Broadband, Voice & Other, and CAF II.

Proforma for these upcoming changes, fourth quarter 2020 product categories revenue for the Mass Markets segment were:

Mass Markets	Proforma Fourth Quarter 2020
By Product Category
($ in millions)
Consumer Broadband	$731
SBG Broadband	37
Voice & Other	569
CAF II	123
Total Revenue	$1,460

Adjusted EBITDA and Free Cash Flow excluding Special Items
Going forward, the company plans to discontinue reporting Integration and Transformation savings and associated costs.

The company plans to continue to provide disclosure on Adjusted EBITDA, Free Cash Flow and other profitability measures, including and excluding Special Items. Special Items will include expenses such as severance, material legal settlements or other unforeseen material items that are one-time or unusual in nature.

Proforma for these upcoming changes, 2020 profitability and cash flow metrics were:

Proforma Adjusted EBITDA Reporting			Proforma Free Cash Flow Reporting
Metric	2020 Reported	2020 Proforma	Metric	2020 Reported	2020 Proforma
Adjusted EBITDA(1)	$8,489	$8,489	Free Cash Flow(1)	$2,795	$2,795
Severance(2)	$151	$151	Severance(2)	$137	$137
Other Integration and Transformation Costs	$224	n/a	Other Integration and Transformation Costs	$152	n/a
Subtotal	$375	$151	Subtotal	$289	$137
Special Items	$24	$24	Special Items	$47	$47
Total Add Backs	$399	$175	Total Add Backs	$336	$184
Adjusted EBITDA Excl. Integration and Transformation Costs and Special items	$8,888	n/a	Free Cash Flow Excl. Integration and Transformation Costs and Special Items	$3,131	n/a
Adjusted EBITDA Excl. Special Items	n/a	$8,664	Free Cash Flow Excl. Special Items	n/a	$2,979
Adjusted EBITDA Margin(3)	43%	42%

(1) For definitions of non-GAAP metrics and reconciliation to GAAP figures, see the attached schedules and Lumen’s Investor Relations website.
(2) Severance costs were previously classified within Integration and Transformation Costs. Effective in 2021, this will be reported within Special Items.
(3) 2020 reported Adj. EBITDA margin excludes Integration and Transformation Costs and Special Items; 2020 proforma Adj. EBITDA margin excludes only Special Items (including severance costs).

2021 Outlook

2021 Metric (1)(2)	2020 Proforma(3)	2021 Outlook
Adjusted EBITDA (excluding Special Items)	$8.664 billion	$8.4 to $8.6 billion
Free Cash Flow (excluding Special Items)(4)	$2.979 billion	$2.8 to $3.0 billion

2021 Metric (1)(2)	2020 Actual	2021 Outlook
Net Cash Interest	$1.627 billion	$1.525 to $1.575 billion
GAAP Interest Expense	$1.668 billion	$1.550 billion
Dividends (5)	$1.1 billion	$1.1 billion
Capital Expenditures	$3.729 billion	$3.5 to $3.8 billion
Depreciation and Amortization	$4.710 billion	$4.2 to $4.4 billion
Share-based Compensation Expenses	$175 million	~$200 million
Cash Income Taxes	$70 million	$100 million
Full Year Effective Income Tax Rate(6)	24%	27%

(1) For definitions of non-GAAP metrics and reconciliation to GAAP figures, see the attached schedules and Lumen’s Investor Relations website.
(2) Outlook measures in this chart and the accompanying schedules (i) exclude the effects of Special Items, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of Feb. 10, 2021. See “Forward-Looking Statements”.

(3) For 2020 results, Adjusted EBITDA and Free Cash Flow are on a proforma basis to reflect our upcoming 2021 reporting. All other metrics are on an as reported basis.
(4) Free Cash Flow outlook does not include any potential discretionary pension fund contribution.
(5) Dividends is defined as dividends paid as disclosed in the Consolidated Statements of Cash Flows. Assumes payment of dividends at the rate of $1.00 per share per year, based on the number of shares outstanding on Dec. 31, 2020. Payments of all dividends are at the discretion of the Board of Directors.

(6) 2020 Actual excludes goodwill impairment.

Investor Call
Lumen’s management will host a conference call at 5 p.m. ET today, Feb. 10, 2021. The conference call will be streamed live over Lumen's website at ir.lumen.com. Additional information regarding fourth quarter 2020 results, including the presentation materials management will review during the conference call, will be available on the Investor Relations website prior to the call. If you are unable to join the call via the web, the call can be accessed live at +1 877-283-5145 (U.S. Domestic) or +1 312-281-1201 (International).

A telephone replay of the call will be available beginning at 7 p.m. ET on Feb. 10, 2021, and ending May 11, 2021, at 6 p.m. ET. The replay can be accessed by dialing +1 800-633-8284 (U.S. Domestic) or +1 402-977-9140 (International), reservation code 21989194. A webcast replay of the call will also be available on our website beginning at 7 p.m. ET on Feb. 10, 2021, and ending May 11, 2021, at 6 p.m. ET.
Media Relations Contact:                         Investor Relations Contact:
Jeremy Jones                             Mark Stoutenberg jeremy.jones@lumen.com                      mark.stoutenberg@lumen.com
+1 720-567-7044                             +1 720-888-1662

About Lumen
Lumen Technologies Inc. (NYSE: LUMN) is guided by our belief that humanity is at its best when technology advances the way we live and work. With approximately 450,000 route fiber miles and serving customers in more than 60 countries, we deliver the fastest, most secure platform for applications and data to help businesses, government and communities deliver amazing experiences.

Learn more about the Lumen network, edge cloud, security, communication and collaboration solutions and our purpose to further human progress through technology at news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of Lumen Technologies, Inc.

Forward-Looking Statements
Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: uncertainties regarding the extent to which COVID-19 health and economic disruptions will continue to impact our business, operations, cash flows and corporate initiatives; the effects of competition from a wide variety of competitive providers, including decreased demand for our more mature service offerings and increased pricing pressures; the effects of new, emerging or competing technologies, including those that could make our products less desirable or obsolete; our ability to attain our key operating imperatives, including simplifying and consolidating our network, simplifying and automating our service support systems, strengthening our relationships with customers and attaining projected cost savings; our ability to safeguard our network, and to avoid the adverse impact of possible security breaches, service outages, system failures, or similar events impacting our network or the availability and quality of our services; the effects of ongoing changes in the regulation of the communications industry, including the outcome of legislative, regulatory or judicial proceedings relating to content liability standards, intercarrier compensation, universal service, broadband deployment, data protection, privacy and net neutrality; our ability to effectively retain and hire key personnel and to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; possible changes in the demand for our products and services, including increased demand for high-speed data transmission services; our ability to successfully maintain the quality and profitability of our existing product and service offerings and to introduce profitable new offerings on a timely and cost-effective basis; our ability to generate cash flows sufficient to fund our financial commitments and objectives, including our capital expenditures, operating costs, debt repayments, dividends, pension contributions and other benefits payments; our ability to successfully and timely implement our operating plans and corporate strategies, including our delevering strategy; changes in our operating plans, corporate strategies, dividend payment plans or other capital allocation plans, whether based upon COVID-19 disruptions, changes in our cash flows, cash requirements, financial performance, financial position, market conditions or otherwise; the impact of any future material acquisitions or divestitures that we may engage in; the negative impact of increases in the costs of our pension, health, post-employment or other benefits, including those caused by changes in markets, interest rates, mortality rates, demographics or regulations; the potential negative impact of customer complaints, government investigations, security breaches or service outages impacting us or our industry; adverse changes in our access to credit markets on favorable terms, whether caused by changes in our financial position, lower credit ratings, unstable markets or otherwise; our ability to meet the terms and conditions of our debt obligations and covenants, including our ability to make transfers of cash in compliance therewith; our ability to maintain favorable relations with our securityholders, key business partners, suppliers, vendors, landlords and financial institutions; our ability to meet evolving environmental, social and governance expectations and benchmarks; our ability to collect our receivables from, or continue to do business with, financially-troubled customers, including, but not limited to, those adversely impacted by the economic dislocations caused by the COVID-19 pandemic; our ability to use our net operating loss carryforwards in the amounts projected; any adverse developments in legal or regulatory proceedings involving us; changes in tax, pension, healthcare or other laws or regulations, in governmental support programs, or in general government funding levels, including those arising from pending proposals to increase federal income tax rates; the effects of changes in accounting policies, practices or assumptions, including changes that could potentially require additional future impairment charges; the effects of adverse weather, terrorism, epidemics, pandemics, rioting, societal unrest, or other natural or man-made disasters or disturbances; the potential adverse effects if our internal controls over financial reporting have weaknesses or deficiencies, or otherwise fail to operate as intended; the effects of more general factors such as changes in interest rates, in exchange rates, in operating costs, in public policy, in the views of financial analysts, or in general market, labor, economic or geo-political conditions; and other risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, regulatory, technological, industry, competitive, economic and market conditions, and our related assumptions, as of such date. We may change our intentions, strategies or plans without notice at any time and for any reason.

Reconciliation to GAAP
This release includes certain historical and forward-looking non-GAAP financial measures, including but not limited to Adjusted EBITDA, Free Cash Flow, Unlevered Cash Flow, and adjustments to GAAP and non-GAAP measures to exclude the effect of Integration and Transformation Costs and Special Items. In addition to providing key metrics for management to evaluate the company’s performance, we believe these measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends.
Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Reconciliation of additional non-GAAP historical financial measures that may be discussed during the call described above, along with further descriptions of non-GAAP financial measures, will be available in the Investor Relations portion of the company’s website at ir.lumen.com. Non-GAAP measures are not presented to be replacements or alternatives to the GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. Lumen may present or calculate its non-GAAP measures differently from other companies.

Lumen Technologies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2020 AND 2019
(UNAUDITED)
($ in millions, except per share amounts; shares in thousands)

	Three months ended December 31,		Increase / (decrease)	Twelve months ended December 31,		Increase / (decrease)
	2020	2019 (1)		2020	2019 (1)

OPERATING REVENUE	$5,125	5,306	(3)%	20,712	21,458	(3)%

OPERATING EXPENSES
Cost of services and products	2,231	2,257	(1)%	8,934	9,134	(2)%
Selling, general and administrative	866	992	(13)%	3,464	3,715	(7)%
Depreciation and amortization	1,195	1,210	(1)%	4,710	4,829	(2)%
Goodwill impairment	2,642	—	nm	2,642	6,506	(59)%
Total operating expenses	6,934	4,459	56%	19,750	24,184	(18)%

OPERATING (LOSS) INCOME	(1,809)	847	nm	962	(2,726)	nm

OTHER (EXPENSE) INCOME
Interest expense	(396)	(484)	(18)%	(1,668)	(2,021)	(17)%
Other (expense) income, net	(3)	(14)	(79)%	(76)	(19)	nm
Income tax expense	(81)	(126)	(36)%	(450)	(503)	(11)%
NET (LOSS) INCOME	$(2,289)	223	nm	(1,232)	(5,269)	(77)%
BASIC (LOSS) EARNINGS PER SHARE	$(2.12)	0.21	nm	(1.14)	(4.92)	nm
DILUTED (LOSS) EARNINGS PER SHARE	$(2.12)	0.21	nm	(1.14)	(4.92)	nm

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	1,080,507	1,073,000	1%	1,079,130	1,071,441	1%
Diluted	1,080,507	1,078,175	—%	1,079,130	1,071,441	1%

DIVIDENDS PER COMMON SHARE	$0.25	0.25	—%	1.00	1.00	—%

Exclude: Integration and Transformation Costs and Special Items(2)	$2,811	129	nm	3,033	6,678	(55)%

NET INCOME EXCLUDING INTEGRATION AND TRANSFORMATION COSTS AND SPECIAL ITEMS	$522	352	48%	1,801	1,409	28%

DILUTED EARNINGS PER SHARE EXCLUDING INTEGRATION AND TRANSFORMATION COSTS AND SPECIAL ITEMS	$0.48	0.33	45%	1.67	1.32	27%

(1) Reflects certain reclassifications due to accounting changes made in the first quarter of 2020, which were announced in the company's 8-K report filed with the SEC on April 30, 2020.
(2) Excludes the Integration and Transformation Costs and Special Items described in the accompanying Non-GAAP Integration and Transformation Costs and Special Items table, net of the income tax effect thereof.

nm - Percentages greater than 200% and comparisons between positive and negative values are considered not meaningful.

Lumen Technologies, Inc.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2020 AND 2019
(UNAUDITED)
($ in millions)
	December 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$406	1,690
Accounts receivable, less allowance of $191 and $106	1,962	2,259
Other	808	819
Total current assets	3,176	4,768
Property, plant and equipment, net of accumulated depreciation of $31,596 and $29,346	26,338	26,079
GOODWILL AND OTHER ASSETS
Goodwill	18,870	21,534
Other intangible assets, net	8,219	9,567
Other, net	2,791	2,794
Total goodwill and other assets	29,880	33,895
TOTAL ASSETS	$59,394	64,742
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$2,427	2,300
Accounts payable	1,134	1,724
Accrued expenses and other liabilities
Salaries and benefits	1,008	1,037
Income and other taxes	314	311
Current operating lease liabilities	379	416
Interest	291	280
Other	328	386
Current portion of deferred revenue	753	804
Total current liabilities	6,634	7,258
LONG-TERM DEBT	29,410	32,394
DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	3,342	2,918
Benefit plan obligations, net	4,556	4,594
Other	4,290	4,108
Total deferred credits and other liabilities	12,188	11,620
STOCKHOLDERS' EQUITY
Common stock	1,097	1,090
Additional paid-in capital	20,909	21,874
Accumulated other comprehensive loss	(2,813)	(2,680)
Accumulated deficit	(8,031)	(6,814)
Total stockholders' equity	11,162	13,470
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$59,394	64,742

Lumen Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED DECEMBER 31, 2020 AND 2019
(UNAUDITED)
($ in millions)

	Twelve months ended
	December 31, 2020	December 31, 2019
OPERATING ACTIVITIES
Net Loss	$(1,232)	(5,269)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,710	4,829
Impairment of goodwill and other assets	2,642	6,506
Deferred income taxes	366	440
Provision for uncollectible accounts	189	145
Net loss (gain) on early retirement and modification of debt	105	(72)
Share-based compensation	175	162
Changes in current assets and liabilities, net	(663)	(278)
Retirement benefits	(111)	(12)
Changes in other noncurrent assets and liabilities, net	246	245
Other, net	97	(16)
Net cash provided by operating activities	6,524	6,680
INVESTING ACTIVITIES
Capital expenditures	(3,729)	(3,628)
Proceeds from sale of property, plant and equipment and other assets	153	93
Other, net	12	(35)
Net cash used in investing activities	(3,564)	(3,570)
FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	4,361	3,707
Payments of long-term debt	(7,315)	(4,157)
Net proceeds on revolving line of credit	(100)	(300)
Dividends paid	(1,109)	(1,100)
Other, net	(87)	(61)
Net cash used in financing activities	(4,250)	(1,911)
Net (decrease) increase in cash, cash equivalents and restricted cash	(1,290)	1,199
Cash, cash equivalents and restricted cash at beginning of period	1,717	518
Cash, cash equivalents and restricted cash at end of period	$427	1,717

Cash, cash equivalents and restricted cash:
Cash and cash equivalents	$406	1,690
Restricted cash	21	27
Total	$427	1,717

Lumen Technologies, Inc.
OPERATING METRICS
(UNAUDITED)
(In thousands)

	December 31, 2020	September 30, 2020	December 31, 2019

Operating Metrics
Consumer broadband subscribers	4,544	4,563	4,678

Consumer broadband subscribers are customers that purchase broadband connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables. Our methodology for counting our consumer broadband subscribers includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone consumer broadband subscribers. We count lines when we install the service.

Description of Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

We use the term Special Items as a non-GAAP measure to describe items that impacted a period’s statement of operations for which investors may want to give special consideration due to their magnitude, nature or both. We do not call these items non-recurring because, while some are infrequent, others may recur in future periods.
Adjusted EBITDA ($) is defined as net income (loss) from the Statements of Operations before income tax (expense) benefit, total other income (expense), depreciation and amortization, share-based compensation expense and impairments.

Adjusted EBITDA Margin (%) is defined as Adjusted EBITDA divided by total revenue.

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of Lumen’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of Lumen and to make resource allocation decisions. Management believes such measures are especially important in a capital-intensive industry such as telecommunications. Management also uses Adjusted EBITDA and Adjusted EBITDA Margin (and similarly uses these terms excluding Integration and Transformation Costs) to compare Lumen’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses. Adjusted EBITDA excludes non-cash stock compensation expense and impairments because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes, and in our view constitutes an accrual-based measure that has the effect of excluding period-to-period changes in working capital and shows profitability without regard to the effects of capital or tax structure. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. Adjusted EBITDA excludes the gain (or loss) on extinguishment and modification of debt and other, net, because these items are not related to the primary operations of Lumen.

There are material limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from Lumen’s calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash stock compensation expense, the gain (or loss) on extinguishment and modification of debt and net other income (expense). Adjusted EBITDA and Adjusted EBITDA Margin (either with or without Integration and Transformation Costs adjustments and Special Items) should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income, all as disclosed in the Statements of Cash Flows or the Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, because it reflects the operational performance of Lumen and, measured over time, provides management and investors with a sense of the underlying business’ growth pattern and ability to generate cash. Unlevered Cash Flow excludes cash used for acquisitions and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure Lumen’s cash performance as it excludes certain material items such as payments on and repurchases of long-term debt, interest income, cash interest expense and cash used to fund acquisitions. Comparisons of Lumen’s Unlevered Cash Flow to that of some of its competitors may be of limited usefulness since Lumen does not currently pay a significant amount of income taxes due to net operating loss carryforwards, and therefore, currently generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable, accounts payable, payroll and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of Lumen’s ability to generate cash to service its debt. Free Cash Flow excludes cash used for acquisitions, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure Lumen’s performance as it excludes certain material items such as principal payments on and repurchases of long-term debt and cash used to fund acquisitions. Comparisons of Lumen’s Free Cash Flow to that of some of its competitors may be of limited usefulness since Lumen does not currently pay a significant amount of income taxes due to net operating loss carryforwards, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable, accounts payable, payroll and capital expenditures. Free Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash on the Consolidated Statements of Cash Flows.

Lumen Technologies, Inc.
Non-GAAP Integration and Transformation Costs and Special Items
(UNAUDITED)
($ in millions)

	Actual QTD		Actual YTD
Integration and Transformation Costs(1) and Special Items Impacting Adjusted EBITDA	4Q20	4Q19	4Q20	4Q19
Consumer and other litigation	$16	50	24	65
Total Special Items impacting Adjusted EBITDA	16	50	24	65
Plus: Integration and Transformation Costs	182	123	375	234
Total Integration and Transformation Costs and Special Items impacting Adjusted EBITDA	$198	173	399	299

	Actual QTD		Actual YTD
Integration and Transformation Costs and Special Items Impacting Net Income (Loss)	4Q20	4Q19	4Q20	4Q19
Consumer and other litigation	$16	50	24	65
Impairment of goodwill	2,642	—	2,642	6,506
Loss on sale of business	—	—	8	—
Loss (gain) on early debt retirement	27	(2)	109	(72)
Total Special Items impacting Net Income (loss)	2,685	48	2,783	6,499
Plus: Integration and Transformation Costs	182	123	375	234
Total Integration and Transformation Costs and Special Items impacting Net Income (loss)	2,867	171	3,158	6,733
Income tax effect of Integration and Transformation Costs and Special Items (2)	(56)	(42)	(125)	(55)
Total Integration and Transformation Costs and Special Items impacting Net Income (loss), net of tax	$2,811	129	3,033	6,678

(1) Represents the cost of obtaining the synergy and transformations savings over 2019-2021 that the company initially discussed in its Feb. 13, 2019 earnings release.
(2) Tax effect calculated using the annualized effective statutory tax rate, excluding any non-recurring discrete items, which was 24.5% and 24.3% for the 12 months ended Dec. 31, 2020 and 2019, respectively.

Lumen Technologies, Inc.
Non-GAAP Cash Flow Reconciliation
(UNAUDITED)
($ in millions)

	Actual QTD		Actual YTD
	4Q20	4Q19	4Q20	4Q19
Net cash provided by operating activities	$1,682	1,909	$6,524	6,680
Capital expenditures	(758)	(940)	(3,729)	(3,628)
Free Cash Flow	924	969	2,795	3,052
Cash interest paid	373	522	1,627	2,028
Interest income	—	(5)	(6)	(15)
Unlevered Cash Flow	$1,297	1,486	$4,416	5,065

Free Cash Flow	$924	969	$2,795	3,052
Add back: cash Integration and Transformation Costs (1)	77	53	289	223
Add back: Special Items (1)	3	—	47	1
Free Cash Flow excluding cash Integration and Transformation Costs and Special Items	$1,004	1,022	$3,131	3,276

Unlevered Cash Flow	$1,297	1,486	$4,416	5,065
Add back: cash Integration and Transformation Costs (1)	77	53	289	223
Add back: Special Items (1)	3	—	47	1
Unlevered Cash Flow excluding cash Integration and Transformation Costs and Special Items	$1,377	1,539	$4,752	5,289

(1) Refer to Non-GAAP Integration and Transformation Costs and Special Items table for details of the Integration and Transformation Costs and Special Items included above.

Lumen Technologies, Inc.
Adjusted EBITDA Non-GAAP Reconciliation
(UNAUDITED)
($ in millions)

	Actual QTD		Actual YTD
	4Q20	4Q19	4Q20	4Q19
Net (loss) income	$(2,289)	223	$(1,232)	(5,269)
Income tax expense	81	126	450	503
Total other expense, net	399	498	1,744	2,040
Depreciation and amortization expense	1,195	1,210	4,710	4,829
Share-based compensation expense	55	48	175	162
Goodwill impairment	2,642	—	2,642	6,506
Adjusted EBITDA	$2,083	2,105	$8,489	8,771

Add back: Integration and Transformation Costs(1)	$182	123	$375	234
Add back: Special Items (1)	16	50	24	65
Adjusted EBITDA excluding Integration and Transformation Costs and Special Items	$2,281	2,278	$8,888	9,070

Total revenue	$5,125	5,306	$20,712	21,458

Adjusted EBITDA margin	40.6%	39.7%	41.0%	40.9%
Adjusted EBITDA margin excluding Integration and Transformation Costs and Special Items	44.5%	42.9%	42.9%	42.3%

(1) Refer to Non-GAAP Integration and Transformation Costs and Special Items table for details of the Integration and Transformation Costs and Special Items included above.

Outlook

To enhance the information in our outlook with respect to non-GAAP metrics, we are providing a range for certain GAAP measures that are components of the reconciliation of the non-GAAP metrics. The provision of these ranges is in no way meant to indicate that Lumen is explicitly or implicitly providing an outlook on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, Lumen has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While Lumen believes that it has used reasonable assumptions in connection with developing the outlook for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our outlook of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Lumen Technologies, Inc.
2021 OUTLOOK (1) (2)
(UNAUDITED)
($ in millions)

Adjusted EBITDA Outlook
Twelve Months Ended Dec. 31, 2021
	Range
	Low	High
Net income	$1,625	1,975
Income tax expense	500	800
Total other expense	1,650	1,450
Depreciation and amortization expense	4,400	4,200
Share-based compensation expenses	225	175
Adjusted EBITDA	$8,400	$8,600

Free Cash Flow Outlook
Twelve Months Ended Dec. 31, 2021
	Range
	Low	High
Net cash provided by operating activities	$6,600	6,500
Capital expenditures	(3,800)	(3,500)
Free cash flow	$2,800	3,000

(1) For definitions of non-GAAP metrics and reconciliation to GAAP figures, see the above schedules and Lumen’s Investor Relations website.

(2) Outlook measures in this chart (i) exclude the effects of Special Items, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of Feb. 10, 2021. See “Forward-Looking Statements”.